FIRST AMENDED AND RESTATED

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

BY AND AMONG

INFERX CORPORATION

IRUS ACQUISITION CORP.

AND

THE IRUS GROUP, INC.

Dated as of June 15, 2009

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(continued)

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		23
3.1	Organization and Standing	23
3.2	Authority	23
3.3	No Conflict; Required Filings and Consents.	24
3.4	Parent Common Stock and Series A Preferred Stock	24
3.5	SEC Documents; Parent Financial Statements	24
3.6	Litigation	25
3.7	Brokers’ and Finders’ Fees	25
3.8	Merger Sub	25
ARTICLE IV ADDITIONAL AGREEMENTS		25
4.1
Parent Board of Directors.  At the Effective Time, the board of directors of Parent and any applicable committee thereof shall take all necessary or desirable actions within their control and in accordance with Article III, Section 6 of Parent’s bylaws, to nominate Vijay Suri to fill a vacancy on its Board of Directors.  From and after the Effective Time until July 1, 2009, the board of directors of Parent and any applicable committee thereof shall take all necessary or desirable actions within their control (including, without limitation, calling special board and stockholder meetings), so that Vijay Suri is nominated for election to the board of directors of Parent.
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4.2
Access to Information.  The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof through the Effective Time to (i) all of the properties (including for the performance of environmental tests or investigations as Parent may desire), books, contracts, commitments and records of the Company, including all Company Intellectual Property (including access to design processes and methodologies and all source code, provided that each individual reviewing source code will enter into a nondisclosure agreement with the Company in a form reasonably acceptable to the Company, and Parent shall be liable for any breaches by any such Persons), (ii) all other information concerning the business and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all Employees (subject to restrictions imposed by applicable law) of the Company as identified by Parent.  The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.  Parent will provide the Company with copies of such publicly available information about Parent as the Company may request.  No information or knowledge obtained in any investigation pursuant to this Section 4.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
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4.3	Confidentiality	26
4.4	Public Disclosure	26
4.5	Reasonable Efforts	26

(continued)

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Forms of Employment Agreement
Exhibit B	Form of Stockholder Written Consent
Exhibit C	Form of Certificate of Merger

Schedules
Schedule A	Stockholders of the Company
Schedule 2.13	Liens
Schedule 5.2(p)	Foreign Qualifications

CONFIDENTIAL

THIS FIRST AMENDED AND RESTATED AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of June 15, 2009 by and among InferX Corporation, a Delaware corporation (“Parent”), Irus Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Irus Acquisition Corp.”), and The Irus Group, Inc., a Delaware corporation (the “Company”).

RECITALS

A.           The Boards of Directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company, upon the terms and conditions set forth herein, and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

B.           Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

C.           The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

D.           Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, (i) each of the Key Employees shall have executed an employment agreement, each in substantially the forms attached hereto as Exhibit A (each employment agreement, an “Employment Agreement”), with Parent to be effective as of the Effective Time, and (ii) the Company’s Board of Directors shall have unanimously approved this Agreement and the transactions contemplated hereby.

E.           Promptly after the execution and delivery of this Agreement, the Company shall submit to each of the persons and entities identified on Schedule A ( the “Stockholders”) an irrevocable written consent in substantially the form attached hereto as Exhibit B (the “Stockholder Written Consent”).

F.           For United States federal income tax purposes, the parties intend that the Merger qualify as a tax-free “reorganization” under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

G.           This Agreement amends and restates the prior Agreement and Plan of Reorganization dated March 16, 2009 to change the Merger Consideration (as that term is defined below) to reduce the number of shares of Parent Common Stock (as that term is defined below) issued to the Company’s shareholders, provided, however, that the Company’s shareholders shall continue to receive 1,000,000 shares of Series A Preferred Stock as that term is defined below.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

CONFIDENTIAL

ARTICLE I

THE MERGER

1.1    The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.  The Company as the surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2    Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 7.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable, and in any event no more than three (3) Business Days, after the conditions set forth in Article V hereof have been satisfied or waived, at the offices of Seyfarth Shaw LLP, 975 F Street, N.W., Washington, D.C. 20004 unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing or causing to be filed with the Secretary of State of the State of Delaware a certificate of merger in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”) in accordance with the applicable provisions of Delaware Law, the time of filing of the Certificate of Merger by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time.”

1.3    Effect of the Merger.  The effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company, and Merger shall become the debts, liabilities and duties of the Surviving Corporation.

1.4    Organizational Documents

(a)           Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Merger Sub shall be the certificate of incorporation of the Surviving Corporation.

(b)           Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Merger Sub shall be the bylaws of the Surviving Corporation.

1.5    Directors and Officers.

(a)           Directors of Surviving Corporation.  Unless otherwise determined by Parent prior to the Effective Time, the directors of the Surviving Corporation shall be Vijay Suri and B.K. Gogia immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law, the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

CONFIDENTIAL

(b)           Officers of Surviving Corporation.  Unless otherwise determined by Parent prior to the Effective Time, the officers of the Surviving Corporation shall be Vijay Suri as President and CEO, B.K. Gogia, President of the Technology Division, Jerzy Bala, CTO, and Raymundo Piluso, Vice President of Operations and Business Development immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6    Effect of the Merger on the Capital Stock of the Constituent Corporations.

(a)           Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)          “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in New York, NY are authorized or obligated by law or executive order to close.

(ii)         “Company Capital Stock” shall mean the Company Common Stock and all other shares of capital stock, if any, of the Company, taken together.

(iii)        “Company Common Stock” shall mean shares of common stock, $.00001 par value per share, of the Company.

(iv)        “Continuing Employee” shall mean each employee of the Company who is an employee of Parent or any of its Subsidiaries immediately following the Effective Time.

(v)         “Court” shall mean any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

(vi)        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(vii)       “FASB” shall mean the Financial Accounting Standards Board.

(viii)      “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(ix)         “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(x)          “Key Employees” shall mean the employees of Company identified on Schedule 1.6(a)(x) hereto.

(xi)         “Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of Vijay Suri.

CONFIDENTIAL

(xii)        “Law” shall mean any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.

(xiii)       “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

(xiv)       “Merger Consideration” shall mean 10,000,000 share of Parent Common Stock and 1,000,000 shares of Series A Preferred Stock.

(xv)        “Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction, or other similar determination or finding issued, granted or made by any Governmental Entity or Court.

(xvi)       “Parent Common Stock” shall mean shares of the common stock, par value $.0001 per share, of Parent.

(xvii)      “Per Share Merger Consideration” shall mean that amount obtained by dividing (A) the Merger Consideration, by (B) the Total Outstanding Shares.

(xviii)     “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(xix)        “Principal Stockholders” shall mean Vijay Suri.

(xx)         “Pro Rata Portion” shall mean, with respect to each Stockholder, an amount equal to the quotient obtained by dividing (A) the number of shares of Company Common Stock owned by such Stockholder as of immediately prior to the Effective Time by (B) the total number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time .

(xxi)        “Related Agreements” shall mean the Certificate of Merger, the Employment Agreements by and between Parent and the Key Employees, and all other agreements and certificates entered into by Parent or the Company in connection with the transactions contemplated herein.

(xxii)       “Requisite Stockholder Vote” shall mean the affirmative vote of the holders of at least 90% of the outstanding Company Capital Stock.

(xxiii)      “SEC” shall mean the United States Securities and Exchange Commission.

(xxiv)      “Securities Act” shall mean the Securities Act of 1933, as amended.

CONFIDENTIAL

(xxv)       “Series A Preferred Stock” shall mean shares of the Parent’s preferred stock, par value $.0001 per share, each share of which shall have voting rights equal to 100 shares of Parent Common Stock, and that shall not be convertible into shares of Parent Common Stock.

(xxvi)      “Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time and as listed on Schedule A to this Agreement.

(xxvii)     “Subsidiary” shall have the meaning set forth in Section 2.3(b) of this Agreement.

(xxviii)    “Total Outstanding Shares” shall mean the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

(b)           Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.7 hereof, such portion of the Merger Consideration as set forth below:

(i)         each outstanding share of Company Common Stock will be converted automatically into the right to receive the Per Share Merger Consideration;  and

(ii)         for purposes of calculating the number of shares of Parent Common Stock and Series A Preferred Stock issuable to each Stockholder pursuant to this Section 1.6(b), all shares of the Company Capital Stock held by each Stockholder shall be aggregated on a certificate-by-certificate basis.  The aggregate number of shares of Parent Common Stock and Series A Preferred Stock issuable to each Stockholder for each share certificate shall be rounded down to the nearest whole number of shares of Parent Common Stock and Series A Preferred Stock; provided, however, that the maximum number of shares of Parent Common Stock and Series A Preferred Stock shall be issuable to Stockholders.

(c)           Necessary Actions.  Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6 under all agreements related to Company Common Stock and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices or obtaining any required consents.

(d)           Cancellation of Company Owned Stock.  Each share of Company Capital Stock held by the Company or any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished as of the Effective Time.

CONFIDENTIAL

(e)           Adjustments to Parent Common Stock and Series A Preferred Stock.  If, after the date of this Agreement and prior to the Effective Time, the outstanding shares of Parent Common Stock or Series A Preferred Stock shall have been changed into or exchanged for a different number of shares or kind of shares and/or other securities of Parent or another corporation or entity by reason of any reclassification, split-up, stock dividend or stock combination or any arrangement, amalgamation or similar statutory procedure (an “Adjustment Event”), then the number of shares of Parent Common Stock and Series A Preferred Stock to be delivered as consideration hereunder shall be appropriately adjusted so that each holder of Company Stock Certificates shall be entitled to receive at the Effective Time, in lieu of the number of shares of Parent Common Stock and Series A Preferred Stock provided for in this Section 1.6, such number and kind of shares and/or other securities as such holder would have received if the record date and payment date for such Adjustment Event had been immediately after the Effective Time.

(f)           Withholding Taxes.  The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any applicable legal requirement.  The number of shares of Merger Consideration to be used to satisfy the amount required to be so deducted or withheld, if any, shall be determined by dividing such amount by fair market value of the Parent Preferred Stock at the Effective Time, rounded to the nearest whole share (with 0.5 of a share rounded up).  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)           Capital Stock of Merger Sub.  Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for  validly issued, fully paid and nonassessable shares of Parent Common Stock and Series A Preferred Stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7    Surrender of Certificates.

(a)           Exchange Agent.  Parent shall serve as the Exchange Agent for the Merger.

(b)           Exchange Procedures.  As soon as practicable, but in no event more than three (3) Business Days, following the Closing Date, Parent shall mail a letter of transmittal in Parent’s standard form to each Stockholder at the address set forth opposite each such Stockholder’s name on Schedule A to this Agreement.  After receipt of such letter of transmittal and any other documents that Parent may require in order to effect the exchange (the “Exchange Documents”), the Stockholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents.  Upon surrender of a Company Stock Certificate for cancellation to Parent, or such agent or agents as may be appointed by Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, a certificate representing the number of whole shares of Parent Common Stock and Series A Preferred Stock to which such holder is entitled pursuant to Section 1.6 hereof, and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the number of full shares of Parent Common Stock and Series A Preferred Stock into which such shares of Company Capital Stock shall have been so converted.  No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Exchange Documents pursuant hereto.

CONFIDENTIAL

(c)           Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock and Series A Preferred Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Preferred Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate.  Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock and Series A Preferred Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and Series A Preferred Stock.

(d)           Transfers of Ownership.  If any certificate for shares of Parent Common Stock and Series A Preferred Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock and Series A Preferred Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e)           No Liability.  Notwithstanding anything to the contrary in this Section 1.7, neither Parent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8    No Further Ownership Rights in Company Capital Stock.  The shares of Parent Common Stock and Series A Preferred Stock issued in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

1.9    Lost, Stolen or Destroyed Certificates.  In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may direct or (ii) provide an indemnification agreement in form and substance acceptable to Parent, against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.

CONFIDENTIAL

1.10   Tax Consequences.  Parent, Merger Sub and Company (i) intend that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) shall report the Merger (if such Person has tax reporting obligations in respect thereof) as a single statutory merger of the Company with and into Parent qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code for federal income tax purposes, and (iii) by executing this Agreement, adopt a plan of tax-free reorganization within the meaning of Treasury Regulations Sections 1.368 2(g) and 1.368 3.  However, no party hereto makes any representations or warranties regarding the tax treatment of the  Merger, or any of the tax consequences relating to the Merger, this Agreement, or any of the other transactions or agreements contemplated hereby.  Each party hereto acknowledges that it is relying solely on its own tax advisors in connection with the Merger, this Agreement and the other transactions and agreements contemplated hereby.

1.11   Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and the Surviving Corporation and the officers and directors of Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically disclosed in the disclosure schedule dated as of the date hereof (each of which disclosures, in order to be effective, shall clearly reference the appropriate section of this Article II to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article II; provided, however, that any information disclosed under any section of the disclosure schedule shall be deemed disclosed and incorporated into any other section of the disclosure schedule where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section) delivered by the Company to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”) the Company hereby represents and warrants to Parent and Merger Sub on the date hereof and as of the Effective Time, as follows:

2.1    Organization of the Company.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the corporate power to own its properties and to carry on its business as currently conducted.  The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to so qualify would not be material to the Company and its Subsidiaries, taken as a whole.  The Company has delivered a true and correct copy of its Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent.  The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

CONFIDENTIAL

(b)           Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights.

(c)           Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees, facilities or assets.

2.2     Company Capital Structure.

(a)           The authorized Company Capital Stock consists of 1,650,000 shares of common stock, $.00001 par value per share and there are no other shares of capital stock.  As of the date hereof, 1,500 shares of common stock of the Company were the only issued and outstanding shares of Company Capital Stock.  The Company Capital Stock is held by the Persons and in the amounts set forth in Schedule A.  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.  All outstanding shares of Company Capital Stock have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder of the Company) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents.  There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. No shares of Company Capital Stock are unvested.  For purposes of this Agreement, a share of Company Capital Stock shall be deemed “unvested” if such share is not vested or is subject to a risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company. The Company has no other capital stock authorized, issued or outstanding.

(b)           There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the equity of the Company or any of its Subsidiaries (whether payable in equity, cash or otherwise).  Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries.  There are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.  As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(c)           There are no loans from the Company to any Stockholder.

CONFIDENTIAL

(d)           The allocation of the Merger Consideration set forth in Section 1.6(b) hereof is consistent with the certificate of incorporation of the Company as amended as of immediately prior to the Effective Time.

(e)           The information contained in Schedule A will be complete and correct as of the Closing Date.

2.3     Subsidiaries  The Company does not have any Subsidiaries.

2.4     Authority.  The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the transactions contemplated hereby by the Stockholders. This Agreement and the transactions contemplated hereby have been unanimously approved by the Board of Directors of the Company.  This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

2.5     No Conflict.  Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of first refusal, termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the organizational documents of any of its Subsidiaries, as amended, (ii) any material mortgage, indenture, lease (including, without limitation, all Lease Agreements), contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible), except with respect to clauses (ii) and (iii) for any such Conflicts that would not individually or in the aggregate prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.  The terms and conditions of the Contracts do not require the payment of any additional amounts or consideration as a result of the consummation of the Merger, other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

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2.6     Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, tribunal, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission, or regional or international organization (each, a “Governmental Entity”) or any third party, including a party to any agreement with the Company or any of its Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii)  the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under U.S. or foreign laws or regulations applicable to mergers or acquisitions involving foreign parties, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (v) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders.

2.7     Company Financial Statements.  Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) Annual unaudited financials for the year ended December 31, 2007 (the “Year-End Financials”), and (ii) the unaudited consolidated balance sheet as of December 31, 2008 (the “Current Balance Sheet Date”).  The Year-End Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP).  The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.  The Company’s unaudited consolidated balance sheet as of the Current Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”  The Company has not had any disagreement (as such term is defined in Item 304 of Regulation S-K promulgated under the Securities Act) with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.  The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC).  As of the Closing Date, the Financials (x) will be true and correct in all material respects and will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and (y) will present fairly, in all material respects, the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein.

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2.8     No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) in excess of $10,000 individually or $50,000 in the aggregate, except for those which (i) have been reflected in the unaudited consolidated balance sheet of the Company as of the Current Balance Sheet Date, (ii) have arisen in the ordinary course of business consistent with past practices since the Current Balance Sheet Date, or (iii) are liabilities or obligations incurred in connection with the transactions contemplated hereby.

2.9     No Changes.  From the Current Balance Sheet Date through the date hereof, (a) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice; and (b) there has not been any event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations of the Company.

2.10   Accounts Receivable.

(a)           The Company has made available to Parent a list of all accounts receivable of the Company and its Subsidiaries as of the Current Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b)           All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied to the Company’s Knowledge, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.  No person has any Lien on any accounts receivable of the Company and its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practices.

2.11   Tax Matters.

(a)           Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

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(b)           Tax Returns and Audits.

(i)          Except as set forth in Section 2.11(b)(i) of the Disclosure Schedules, the Company and each of its Subsidiaries have (a) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including attachments and amendments thereto (“Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and such Returns are true and correct and have been completed in accordance with applicable law and (b) timely paid all Taxes they are required to pay.

(ii)         The Company and each of its Subsidiaries have paid or withheld with respect to their respective Employees and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other Taxes required to be withheld or paid, and have timely paid any such Taxes withheld over to the appropriate authorities.

(iii)        Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax, or has been delinquent in the payment of any material Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)        No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.  No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.  No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(v)         Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Current Balance Sheet Date other than in the ordinary course of business.  The Company and each of its Subsidiaries have identified all uncertain tax positions contained in all Returns filed by the Company or its Subsidiaries and, except as set forth in Section 2.11(b)(v) of the Disclosure Schedule, have established adequate reserves and made any appropriate disclosures in the Financials in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(vi)        The Company has made available to Parent or its legal counsel, copies of all Returns for the Company and its Subsidiaries filed for all periods since inception.

(vii)       There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.  There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its Subsidiaries.

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(viii)      Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (c) any liability for the Taxes of any Person, under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group or consortium relief or similar arrangements), as a transferee or successor, by contract or agreement, by operation of law or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(ix)         Section 2.11(b)(ix) of the Disclosure Schedule sets forth the following information with respect to the Company and each of its Subsidiaries: (1) the basis of the Company and each of its Subsidiaries in its assets; (2) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing; and (3) the amount of any deferred gain or loss allocable to the Company and each of its Subsidiaries arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any similar provision of applicable law.

(x)          Neither the Company nor any of its Subsidiaries has been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(xi)         Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xii)        Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treas. Reg. §1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xiii)       Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that jurisdiction.

(xiv)       Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of any (a) change in method of accounting under Section 481 of the Code prior to the Closing, (b) closing agreement under Section 7121 of the Code entered into prior to the Closing, (c) deferred intercompany gain or excess loss account  as of the Closing under Treasury Regulations under Section 1502 of the Code (or in each of items (a), (b), or (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition prior to the Closing or (e) receipt of a prepaid amount prior to Closing.

(xv)        The Company and its Subsidiaries are in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

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(xvi)       To the extent required, the Company and each of its Subsidiaries has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code, in good faith and pursuant to IRS Notices 2005-1, 2006-100 and 2007-89 for the years 2006, 2007 and 2008.

(c)           Executive Compensation Tax.  There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code or that would give rise to an Employee penalty and Company reporting obligations and related penalties, if any, under Section 409A of the Code.

2.12   Restrictions on Business Activities.  Except as set forth in Section 2.12 of the Disclosure Schedule there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person.  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.13   Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)           Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property.  Section 2.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right, the square footage of the premises leased thereunder and the aggregate annual rental payable thereunder.

(b)           The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all consents and waivers relating thereto (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company or any of its Subsidiaries is bound, other than those identified in Section 2.13(a) of the Disclosure Schedule.  All such Lease Agreements are in full force and effect and valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, no rentals past due, or event of default (or event which with notice or lapse of time, or both, could constitute a default).  Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.  There are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 2.13(a) of the Disclosure Schedule.  Neither the Company nor any of its Subsidiaries owe any brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

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(c)           The Leased Real Property is sufficient and otherwise suitable for the conduct of the business as presently conducted.

(d)           The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and material assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.  Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived, except as described in Section 2.13(a) of the Disclosure Schedule and shown in the copies of the Lease Agreements that have previously been delivered by the Company to Parent.  The Company and its Subsidiaries have not transferred or assigned any interest in any such Lease Agreement, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.

(e)           Section 2.13(e) of the Disclosure Schedule lists, as of March 10, 2009, all material items of equipment (the “Equipment”) owned or leased by the Company or any of its Subsidiaries, and such Equipment is (i) adequate for the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.14   Intellectual Property.

Section 2.14 of the Company Disclosure Letter is a true and complete list of (i) all Intellectual Property presently owned or held by the Company and (ii) any license agreements under which Company has access to any confidential information used by the Company in its business (such licenses and agreements, collectively, the “Intellectual Property Rights”) necessary for the conduct of the Company’s business as conducted and as currently proposed to be conducted by the Company.  The Company owns, or has the right to use, free and clear of all Security Interests, all of the Intellectual Property and the Intellectual Property Rights.  There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property and the Intellectual Property Rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to any of the Intellectual Property, the Intellectual Property Rights and the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.  The Company has not received any communications alleging that the Company has violated or, by conducting its business as conducted and as currently proposed to be conducted by the Company, violates any Third Party Intellectual Property Rights and to the Company’s knowledge, the business as conducted and as currently proposed to be conducted by the Company will not cause the Company to infringe or violate any Third Party Intellectual Property Rights.  There is no defect in the title to any of the Intellectual Property or, to the extent that the Company has title to Intellectual Property Rights to any Intellectual Property Rights.  To the Company’s knowledge, no officer, employee or director is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person’s duties as an officer, employee or director of the Company, the use of such person’s best efforts to promote the interests of the Company or the Company’s business as conducted or as currently proposed to be conducted by the Company.  No prior employer of any current or former employee of the Company has any right, title or interest in the Intellectual Property and to the Company’s knowledge, no person or entity has any right, title or interest in any Intellectual Property.  It is not and will not be with respect to the business as currently proposed to be conducted necessary for the Company to use any inventions of any of its employees  made prior to their employment by the Company.

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2.15   Agreements, Contracts and Commitments.  Except as set forth in Section 2.15 of the Disclosure Schedule (specifying the appropriate paragraph):

(a)             Neither Company nor any of its Subsidiaries is a party to, or is it bound by:

(i)          any (1) employment, contractor or consulting agreement, (2) contract or commitment with an Employee or individual consultant, contractor, or salesperson, (3) any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any Employee, or (4) any contractor, consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii)         any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)        any fidelity or surety bond or completion bond;

(iv)        any collective bargaining, union or works council agreements;

(v)         any lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate;

(vi)        any agreement that provides for surety, guaranty or indemnification obligations;

(vii)       any agreement, Contract, lease or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $20,000 in the aggregate;

(viii)      any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

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(ix)         any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x)          any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $20,000 in the aggregate;

(xi)         any construction contracts;

(xii)        any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;

(xiii)       any agreement, contract or commitment to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xiv)      any agreement, contract or commitment pursuant to which the Company or any of its Subsidiaries has undertaken to, or pursuant to which the receipt of revenue is contingent upon, the delivery of products or service offerings not in commercial existence as of the date hereof, and specifically not contingent upon the release of any new product or new version of an existing product;

(xv)       any other agreement, Contract, lease or commitment, including without limitation, any service, operating or management agreement or arrangement with respect to any of the Leased Real Property, that involves $10,000 individually or $20,000 in the aggregate or more and is not cancelable without penalty within 30 days; or

(b)           Except as set forth in Section 2.15(b) of the Disclosure Schedule, each Contract to which the Company or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or any of its Subsidiaries enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company or any of its Subsidiaries and, to the Knowledge of the Company, any other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.  The Company is in material compliance with, and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of the Company is any party obligated to the Company or any of its Subsidiaries pursuant to any such Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any of its Subsidiaries or any such other party.  True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.15 (each a “Material Contract” and collectively, the “Material Contracts”) have been delivered to Parent.

(c)           The Company and each of its Subsidiaries has fulfilled all material obligations required pursuant to each Contract to have been performed by the Company or any of its Subsidiaries prior to the date hereof, and, without giving effect to the Merger, the Company will fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof through the Effective Time.

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(d)           All outstanding indebtedness of the Company or any of its Subsidiaries may be prepaid without penalty.

2.16   Interested Party Transactions.  Except as set forth in Section 2.16(a) of the Disclosure Schedule, no officer, director or other Stockholder of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16. Except for the agreements set forth in Section 2.16(b) of the Disclosure Schedule, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Stockholders.

2.17   Governmental Authorization.  Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be.  The Company and each of its Subsidiaries is and has been at all times in compliance, in all material respects, with all Company Authorizations.  The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets.

2.18   Litigation. There is no material action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, their respective properties (tangible or intangible, including, without limitation, the Leased Real Property) or any of their respective officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor.  There is no material investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible, including, without limitation, the Leased Real Property) or any of their respective officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor.  No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted.  There is no material action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

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2.19   Minute Books.  The minutes of the Company and each of its Subsidiaries delivered to Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Stockholders, the Board of Directors of the Company and its Subsidiaries (and any committees thereof) since October 2005.  At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.

2.20   Environmental Matters.

(a)           Neither the Company nor any of its Subsidiaries (i) has received any  notice or other communication of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; (iii) has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries; (iv) has Knowledge of any fact or circumstance that could involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability, (v) has been and is in compliance with all Environmental Laws, and (vi) has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s or any Subsidiary’s possession concerning the Hazardous Materials Activities of the Company or any of its Subsidiaries and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or any of its Subsidiaries.  To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company or any of its Subsidiaries such as could give rise to any liability or corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Laws.

(b)           For the purposes of this Section 2.20, (i) ”Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution,  protection of the environment, worker health and safety and exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements, (ii) ”Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, emissions, discharges, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, and (iii) ”Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so-called electronic waste fees) and compliance with any product take-back or product content requirements.

2.21   Brokers’ and Finders’ Fees; Third Party Expenses. Neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

CONFIDENTIAL

2.22 Employee Benefit Plans and Compensation

(a)           Section 2.22(a) of the Company Disclosure Letter contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, or any ERISA Affiliate.  Complete and accurate copies of (i) all such Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all such unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last three plan years (or such shorter period with respect to which the Company or any ERISA Affiliate has an obligation file Form 5500) for each Employee Benefit Plan, have been delivered or made available to the Target.  Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, and the ERISA Affiliates has met its obligations in all material respects with respect to such Employee Benefit Plan and has made all required contributions thereto within the time frames as prescribed by ERISA and the Code.  The Company and all Employee Benefit Plans are in material compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

(b)           To the Company’s knowledge, there are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(c)           All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period for requesting such determination has not yet expired, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification.

(d)           Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e)           At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)           There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under federal or state law.

CONFIDENTIAL

(g)           No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

(h)           No Employee Benefit Plan is funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)           No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

(j)           Section 2.22(j) of the Company Disclosure Letter discloses each: (i) agreement with any director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including, without limitation, any option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

2.23 Insurance.  Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Subsidiaries or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any of its Subsidiaries or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds.  In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its Subsidiaries and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since five years prior and remain in full force and effect.  The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies.  Neither the Company, any of its Subsidiaries nor any affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

CONFIDENTIAL

2.24 Compliance with Laws.  The Company and each of its Subsidiaries has materially complied and is in material compliance with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local, statute, Law or regulation with respect to the operations and all assets and properties of the Company and each of its Subsidiaries (including, without limitation, all Leased Real Property).

2.25 Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.26 Warranties; Indemnities.  Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.26 of the Disclosure Schedule and warranties implied by law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.

2.27 Complete Copies of Materials.  The Company has delivered true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.

2.28 Representations Complete.  None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any schedule or certificate furnished by the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

3.1 Organization and Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the financial condition or results of operations of the Parent.

3.2 Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement and any Related Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms.

CONFIDENTIAL

3.3 No Conflict; Required Filings and Consents.

(a)           The execution and delivery by Parent and Merger Sub of this Agreement and each of the other Related Agreements to which such Person is a party do not, and the performance of this Agreement and each of the other Related Agreements to which such Person is a party by Parent or Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, or (ii) conflict with or violate in any material respect any Law or Order in each case applicable to Parent or Merger Sub or by which its or any of their respective properties, rights or assets is bound or affected.

(b)           The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement shall not, require Parent or Merger Sub to obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Entity, except for the filing of the Certificate of Merger in accordance with Delaware Law, the filing of notification and report forms under the HSR Act, such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under U.S. or foreign laws or regulations applicable to mergers or acquisitions involving foreign parties, if applicable, compliance with applicable requirements of the Securities Act and compliance with any applicable foreign or state securities or “blue sky” laws, such Approvals as have already been obtained and such Approvals as would not have a material adverse effect on the financial condition or results of operations of Parent.

3.4 Parent Common Stock and Series A Preferred Stock.  The Parent Common Stock and Series A Preferred Stock which constitutes the Merger Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

3.5 SEC Documents; Parent Financial Statements.  A true and complete copy of each annual, quarterly, current and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since October 30, 2006 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC.  As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.  The financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

CONFIDENTIAL

3.6 Litigation.  There is no proceeding pending against or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations of Parent.  Neither Parent nor any of its Subsidiaries is subject to any order against Parent or any of its Subsidiaries or naming Parent or any of its Subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

3.7 Brokers’ and Finders’ Fees.  Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent.

3.8 Merger Sub.  Parent owns of record and beneficially all of the issued and outstanding capital stock of Merger Sub.  Merger Sub was formed for the purpose of facilitating the Merger and has not engaged, and will not engage, in any activity other than facilitating the Merger.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Parent Board of Directors.  At the Effective Time, the board of directors of Parent and any applicable committee thereof shall take all necessary or desirable actions within their control and in accordance with Article III, Section 6 of Parent’s bylaws, to nominate Vijay Suri to fill a vacancy on its Board of Directors.  From and after the Effective Time until July 1, 2009, the board of directors of Parent and any applicable committee thereof shall take all necessary or desirable actions within their control (including, without limitation, calling special board and stockholder meetings), so that Vijay Suri is nominated for election to the board of directors of Parent.

4.2 Access to Information.  The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof through the Effective Time to (i) all of the properties (including for the performance of environmental tests or investigations as Parent may desire), books, contracts, commitments and records of the Company, including all Company Intellectual Property (including access to design processes and methodologies and all source code, provided that each individual reviewing source code will enter into a nondisclosure agreement with the Company in a form reasonably acceptable to the Company, and Parent shall be liable for any breaches by any such Persons), (ii) all other information concerning the business and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all Employees (subject to restrictions imposed by applicable law) of the Company as identified by Parent.  The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.  Parent will provide the Company with copies of such publicly available information about Parent as the Company may request.  No information or knowledge obtained in any investigation pursuant to this Section 4.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

CONFIDENTIAL

4.3 Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 4.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the MOU for Strategic Alliance dated November 5, 2008 (the “Nondisclosure Agreement”), between the Company and Parent.  Parent and the Company agree that such information will constitute “Confidential Information” as contemplated by the Nondisclosure Agreement, notwithstanding any failure (i) to specifically designate such information as “Confidential,” “Proprietary” or some similar designation and (ii) to confirm in writing that information communicated orally is “Confidential Information.”  The Company further acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws.  Accordingly, the Company acknowledges and agrees not to engage in any discussions or correspondence regarding or transactions in the Parent Common Stock or the Parent Preferred Stock in violation of applicable securities laws.

4.4 Public Disclosure.  Neither Parent nor the Company (nor any of their respective representatives) shall issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws.

4.5 Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company, (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices; provided further, (aa) the Company shall not be required to agree to the imposition of any limitation on the ability of the Company to conduct its businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of its businesses (any such action described in (x), (y), (z) or (aa) an “Action of Divestiture”).  Nothing herein shall require Parent to litigate with any Governmental Entity.

CONFIDENTIAL

4.6 Notification of Certain Matters.  Parent and the Company shall give prompt notice to the other party to this Agreement of: (i) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is likely to cause any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 4.6 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

4.7 Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

4.8 Stockholder Approval.

(a)           As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement.  The Company shall assist Parent as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.

(b)           As promptly as practicable after the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to the Stockholders for approval and adoption as provided by Delaware Law and the Charter Documents.  Such submission, and any proxy or consent in connection therewith, shall include a solicitation of Requisite Stockholder Vote.

(c)           Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement, including any Information Statement and if required pursuant to Section 4.8(e) any materials submitted to the Stockholders in connection with obtaining the 280G Approval (the “Soliciting Materials”), shall be subject to reasonable review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement, including each of the matters set forth in Section 4.8(b) hereof and if required pursuant to Section 4.8(e), the 280G Approval.  Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion.  The Company and Parent will promptly advise the other in writing if at any time prior to the Closing the Company or Parent, as the case may be, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law; provided that Parent shall only be required to provide notice of any such facts to the extent such facts relate to information furnished in writing by Parent or Merger Sub for the express purposes of including in such Soliciting Materials.

CONFIDENTIAL

(d)           The Company shall obtain the consent of its Stockholders to enable the Closing to occur as promptly as practicable following the date hereof.

(e)           In addition, the Company shall promptly submit to the Stockholders for approval (in a manner satisfactory to Parent), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payment and/or benefits that may, separately or in the aggregate, constitute an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that all such payments and benefits shall not be deemed to be Section 280G Payments (the “280G Approval”), and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (x) such requisite 280G Approval was obtained with respect to any Section 280G Payment, or (y) that the 280G Approval was not obtained with respect to any Section 280G Payment and as a consequence, that Section 280G Payment shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to the Stockholder vote.

(f)           The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of the Merger, this Agreement and the transactions contemplated hereby, including if required pursuant to Section 4.8(e), the 280G Approval, and its unanimous recommendation to the Stockholders to vote in favor of the principal terms of this Agreement, the Merger, the Certificate of Merger and the transactions contemplated by this Agreement and the Certificate of Merger and pursuant to Section 4.8(e), the 280G Approval.

4.9 Merger Notification. To the extent applicable, as soon as may be reasonably practicable, the Company and Parent (and any applicable Stockholder of the Company) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the FTC and DOJ as required by the HSR Act and (ii) any filings required under U.S. or foreign laws or regulations applicable to mergers or acquisitions involving foreign parties.  Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 4.9 to comply in all material respects with applicable law.

(a)           The Company and Parent (and/or any applicable Stockholder of the Company) each shall promptly (a) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by this Agreement and (b) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.  Except where prohibited by applicable law, the Company shall consult with Parent prior to taking a position with respect to any such filings, shall permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Parent in preparing and providing such information and promptly provide Parent (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.  Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 4.9.

CONFIDENTIAL

(b)           Each of Parent and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Agreement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

4.10 Consents.  The Company shall use its best efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract, and give all necessary notices to such parties, as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time.  Such consents, waivers, approvals and notices shall be in a form reasonably acceptable to Parent.  In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver, approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, unless otherwise agreed to by Parent and the Company, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval, and Parent shall be entitled to indemnification for all losses, costs, claims, liabilities and damages arising from the same.

4.11 Restrictions on Transfer.  The shares of Parent Common Stock and Series A Preferred Stock to be issued to the Stockholders as the Merger Consideration will be restricted securities under Rule 144 of the Securities Act and will be subject to applicable holding periods and restrictions on transfer thereunder.

4.12 Proprietary Information and Inventions Assignment Agreement.  The Company shall cause each current employee of the Company to have entered into and executed, and each person who becomes an employee of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement with the Company effective as of such employee’s first date of employment or service.  The Company shall cause each current consultant or contractor of the Company to have entered into and executed, and each person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company effective as of such consultant or contractor’s first date of service.

CONFIDENTIAL

4.13 New Employment Benefits.  As of the Effective Time, all current employees of the Company shall continue as employees of the Surviving Corporation or Parent or any subsidiary of Parent, as Parent directs.  Continuing Employees shall be eligible to receive employee benefits on substantially the same basis in the aggregate as similarly situated current employees of Parent and its subsidiaries; provided, that, in Parent’s discretion, for a period not to exceed twelve (12) months, Parent may provide Continuing Employees with benefits in accordance with one or more of  the Company’s employee benefits in effect prior to the Effective Time.  For purposes of employee benefits for Continuing Employees, Parent shall cause its employee benefit plans to recognize service with the Company and its subsidiaries prior to the Effective Time for eligibility, participation, and vesting but not for benefit accruals under any defined benefit plan, if any.  To the extent permitted by Applicable Law, Parent shall, or shall cause the Parent sponsored plan to, use commercially reasonable efforts to waive any pre-existing condition exclusions (if the condition was covered under the Company’s employee benefit plans) and provide that any expenses incurred on or before the Effective Time by a Company employee (or such Company employee’s dependents) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions.

4.14 Employment Agreements.  Prior to or concurrent with Closing, the Company shall cause the Key Employees to execute and deliver to Parent Employment Agreements mutually satisfactory to the Key Employees and Parent.  The Employment Agreement for B.K. Gogia, Chairman of the Board of Parent, shall provide for the issuance of 1,000,000 shares of Series A Preferred Stock.

4.15 Resignation of Officers and Directors.  The Company shall cause each officer and director of the Company to execute a resignation letter effective as of the Effective Time.

4.16 Reorganization.  Each of Each of Parent and Merger Sub covenants and agrees that none of Parent, Merger Sub or Surviving Corporation shall take or permit or suffer any of their Affiliates or related persons (within the meaning of Section 1.368-1(e)(4) of the Income Tax Regulations) to take any action (including the failure to file the Certificate of Merger) on or after the Closing Date which would cause the transactions contemplated by this Agreement to fail to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.  Neither Parent nor any related person (within the meaning of Section 1.368-1(e)(4) of the Income Tax Regulations) has any plan or intention to redeem or acquire any of the Parent Preferred Stock issued pursuant to the Merger.  Notwithstanding the foregoing, Parent may purchase shares of Parent Preferred Stock pursuant to one or more share repurchase plans satisfying the requirements of Revenue Ruling 99-58 (1999-2 C.B. 701).  Parent or a member of its qualified group (within the meaning of Section 1.368-1(d)(4)(ii) of the Income Tax Regulations) intends to continue the “historic business” of the Company or use a “significant portion” of the Company’s “historic business assets” in a business following the Merger, within the meanings of Section 1.368-1(d) of the Income Tax Regulations.

(a)           As soon as reasonably practicable after the Effective Time, Parent shall effect a [ten]-for-one reverse stock split of all authorized, issued and outstanding shares of capital stock of Parent.

4.17 FIRPTA Compliance On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

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4.18 Post Acquisition Share Ownership

Parent shall use its best efforts to ensure that the Company’s shareholders own not less than 51% of the Parent Common Stock issued in connection with an expected financing following the Closing Date.

ARTICLE V

CONDITIONS TO THE MERGER

5.1 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, any of which may be waived, in writing, by the Company, Parent and Merger Sub, of the following conditions:

(a)           No Order; Injunctions; Restraints; Illegality.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(b)           Regulatory Approvals/HSR Act.  If applicable, all waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all approvals required to be obtained under U.S. or foreign laws or regulations applicable to mergers or acquisitions involving foreign parties prior to the Merger in connection with the transactions contemplated hereby have been obtained.

5.2 Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent, Merger Sub or the Surviving Corporation:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Company in this Agreement  shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date), and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b)           No Material Adverse Effect.  Since the Current Balance Sheet Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a material adverse effect on the financial condition or results of operations of the Company.

(c)           Stockholder Approval.  Stockholders constituting the Requisite Stockholder Vote, and holding not less than 75% of the issued and outstanding shares of Capital Stock of the Company, shall have approved this Agreement, the Certificate of Merger, the Merger, and the transactions contemplated hereby and thereby.

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(d)           Unanimous Board Approval.  The Board of Directors of the Company shall have unanimously approved this Agreement, the Certificate of Merger, the Merger and the transactions contemplated hereby and thereby, which unanimous approval shall not have been altered, modified, changed or revoked.

(e)           280G Stockholder Approval.  With respect to any payments and/or benefits that the Company (after consultation with Parent) reasonably determines may constitute “excess parachute payments” under Section 280G of the Code, the Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “excess parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “excess parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(f)            Dissenters’ Rights.  The Company shall have delivered notice in accordance with the applicable provisions of Delaware Law such that no Stockholder will be able to exercise dissenters’ rights if such Stockholder has not perfected such dissenters’ rights prior to Closing, and Stockholders holding no more than 5% of the Total Outstanding Shares shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(g)           Litigation.  There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, (i) against Parent or the Company, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 5.1(a) hereof or (ii) against the Company, its properties or any of its officers, directors or subsidiaries that has had or is reasonably likely to have a material adverse effect on the financial condition or results of operations of the Company.

(h)           Governmental Approval.  All material approvals from any Governmental Entity deemed appropriate or necessary by Parent shall have been timely obtained, and all filings under applicable blue sky laws relating to the transactions contemplated by this Agreement shall have been made.

(i)            Proprietary Information and Inventions Assignment Agreement.  The Company shall have provided evidence satisfactory to Parent that as of the Closing each current and, subject to the limitations set forth in this Agreement, former employee, consultant and contractor of the Company has entered into and executed an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable.

(j)            Resignation of Officers and Directors.  Parent shall have received a written resignation letter from each of the officers and directors of the Company effective as of the Effective Time in a form acceptable to Parent.

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(k)           280G Waivers.  Each Person who is reasonably likely to receive any payments and/or benefits referred to in Section 4.8(e) hereof shall have executed and delivered to the Company a 280G Waiver, each in the form attached hereto as Exhibit D (a “280G Waiver”), and such 280G Waiver shall be in effect immediately prior to the Stockholder vote contemplated by Section 4.7.

(l)            Release of Liens.  Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens identified on Schedule 2.13(a).

(m)          Certificate of the Company.  Parent shall have received certificates from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i)          the representations and warranties of the Company in this Agreement  were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date);

(ii)         the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such party as of the Closing;

(iii)        the condition to the obligations of Parent and Sub set forth in Section 5.2(b) has been satisfied (unless otherwise waived in accordance with the terms hereof);

(n)           Certificate of Secretary of Company.  Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder and the additional matters identified in Section 4.8(b) and, if required, Section 4.8(e) hereof, were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Requisite Stockholder Vote have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby and approval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code.

(o)           Certificate of Good Standing.  Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two (2) Business Days prior to Closing with respect to the Company.

(p)           Certificate of Status of Foreign Corporation.  Parent shall have received a Certificate of Status of Foreign Corporation of the Company from the applicable Governmental Entity in each jurisdiction listed in Schedule 5.2(p), all of which are dated within three (3) Business Days prior to the Closing.

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(q)           FIRPTA Certificate.  Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

5.3 Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of Parent and Merger Sub in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and Merger Sub as of a specified date, which shall be true and correct as of such date), and (ii) each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b)           The Company shall have received a certificate from Parent executed by its President or Chief Executive Officer for and on its behalf to the effect that, as of the Closing:

(i)          all representations and warranties made by Parent and Merger Sub in this Agreement were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and Merger Sub as of a specified date, which were true and correct as of such date);

(ii)         Parent and Merger Sub have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing; and

(iii)        the condition to the obligations of the Company set forth in Section 5.3(c) has been satisfied (unless otherwise waived in accordance with the terms hereof).

(c)           No Material Adverse Effect.  Since December 31, 2008, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a material adverse effect on the financial condition and results of operations of Parent.

(d)           Board Approval.  The Board of Directors of Parent shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby, which approval shall not have been altered, modified, changed or revoked.

(e)           Debt and Equity Restructuring.  Parent will work with its existing creditors, with the exception of the Small Business Administration, and note holders that have detachable warrants, to either pay down the existing debt or convert the existing debt and warrants to common stock with the intention of having no more than 57-60 million shares of its common stock outstanding prior to effecting a reverse split of not less than 1:10.

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(f)           Reduction of Accounts Payable.  Parent will use its best efforts to restructure its accounts payable by working with the parties to reduce it by at least 70%.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1 Survival of Representations and Warranties.  The representations and warranties of the Company contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement, shall survive until the twelve (12) month anniversary of the Closing Date (such date, the “Survival Date”); provided that the representations and warranties in Section 2.2 hereof (under the heading “Company Capital Structure”) and Section 2.4 hereof (under the heading “Authority”) shall survive indefinitely and the representations and warranties in Section 2.11 hereof (under the heading “Tax Matters”) shall survive until the expiration of the applicable statute of limitations (collectively with the representations and warranties in Section 2.2 and Section 2.4, the “Specified Representations”); provided, further, that in the event of fraud, gross negligence or willful misconduct such representation or warranty shall survive indefinitely with respect to the Person or Persons committing such fraud, gross negligence or willful misconduct.  The representations and warranties of Parent and Merger Sub contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing; provided, further, that in the event of fraud, gross negligence or willful misconduct such representation or warranty shall survive indefinitely with respect to the Person or Persons committing such fraud, gross negligence or willful misconduct.

6.2 Indemnification. The Stockholders agree to severally and not jointly indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of the following:

(i)          any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, solely for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality,” a “material adverse effect” or “Knowledge” contained therein),

(ii)         any failure by the Company to perform or comply with any covenant applicable to any of them contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement,

(iii)        any fraud, gross negligence or willful misconduct resulting in a breach or inaccuracy of any representation, warranty or covenant contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement on the part of the Company,

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(iv)        any Dissenting Share Payments, and

(v)         any payment or consideration arising under any consents, waivers or approvals of any party under any agreement as are required in connection with the Merger or for any such agreement to remain in full force or effect following the Effective Time.

The Stockholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party; provided, however, that any rights to which a director or officer is otherwise entitled pursuant to the indemnification agreements disclosed on Schedule 6.2(b) or any applicable insurance policy or Delaware law shall not be affected by this Article VI.

6.3 Maximum Payments; Remedy.

(a)           Except as set forth in Section 6.3(b) hereof, the maximum amount an Indemnified Party may recover from a Stockholder individually pursuant to the indemnity set forth in Section 6.2 hereof for Losses shall be $100,000.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, in the event of Losses arising out of (i) the Specified Representations, or (ii) any fraud, gross negligence or willful misconduct by any Person (other than Parent and its affiliates), gross negligence or willful misconduct resulting in a breach or inaccuracy of any representation, warranty or covenant contained in this Agreement, or any certificates or other instruments delivered pursuant to this Agreement, each Stockholder shall be liable for all such Losses, but in the case of (i) only up to the full amount of the Merger Consideration received by such Stockholder, provided further that nothing in this Agreement shall limit the liability of any Person (including any Stockholder) for any such Losses if such Person perpetrated such fraud, gross negligence or willful misconduct.

(c)           Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VI notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing, except where Parent has waived a condition to Closing.

(d)           Notwithstanding anything to the contrary herein, nothing shall prohibit Parent from seeking and obtaining recourse against the Stockholders, or any of them, in the event that Parent issues more than the Merger Consideration to which the Stockholders, or any of them, are entitled pursuant to Article I of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.  Subject to Section 7.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)           by mutual agreement of the Company and Parent;

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(b)           by Parent if the Stockholder Written Consents for each Company Stockholder shall have not been obtained by the Company and delivered to the Parent within 24 hours after the execution and delivery of this Agreement by the Company;

(c)           by Parent or the Company if the Closing Date shall not have occurred by May 29, 2009; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(d)           by Parent if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(e)           by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute an Action of Divestiture;

(f)           by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 5.2(a) or Section 5.2(b) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g)           by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 5.3(a) or Section 5.3(c) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

7.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, or its respective officers, directors or Stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that the provisions of Sections  4.3 and 4.4 hereof, Article VIII hereof and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VII.  For purposes of clarity, nothing in Article VI shall limit the liability of the Company for any breach of any representation, warranty or covenant contained in this Agreement or in any certificates or other instruments delivered pursuant to this Agreement in the event of termination of this Agreement.

7.3 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

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7.4 Extension; Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses; provided, however, that notices sent by mail will not be deemed given until received:

(a)           if to Parent or Merger Sub, to:

46950 Jennings Farm Drive
Suite 290
Sterling, VA 20164
Fax: (800) 507-0854

with a copy to:

Seyfarth Shaw LLP
975 F Street, N.W.
Washington, D.C. 20004
Attn:  Ernest M. Stern, Esq.
Fax: (202) 641-9260

(b)           if to the Company, to:

46950 Jennings Farm Drive
Suite 290
Sterling, VA 20164
Attn:  Vijay Suri, CEO
Fax: (800) 507-0854

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with a copy to:

Economon & Associates, LLC
4000 Legato Road
Suite 1100
Fairfax, VA 22033
Attn:  Paul Economon, Esq.

The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.2 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.3 Entire Agreement; Assignment.  This Agreement, the Exhibits hereto, the Disclosure Schedule, the Nondisclosure Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Parent may, upon two (2) Business Days’ prior written notice to the Company assign its rights and delegate its obligations hereunder to a wholly-owned subsidiary as long as Parent remains primarily liable for all of Parent’s obligations hereunder and such assignment and/or delegation does not adversely affect the characterization of the Merger as a statutory merger of the Company with and into the Parent for federal income tax purposes.

8.4 Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.5 Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  Other than as set forth above, the indemnification provisions of Article VI, including Section 6.3, are the sole and exclusive remedy of a party hereto or any other person entitled to indemnification hereunder with respect to any claim made under this Agreement.

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8.6 No Third Party Beneficiaries.  This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including, but not limited to, any rights of employment for any specified period and/or any employee benefits in favor of any Person, union, association, Continuing Employee, Key Employee, Employer, other employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns.

8.7 Governing Law; Exclusive Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court within Fairfax County, Virginia and the Federal court in Alexandria, Virginia , in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Virginia for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.8 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed, all as of the date first written above.

INFERX CORPORATION

By:	/s/ B.K. Gogia
Name: B.K. Gogia
Title: Chairman of the Board

THE IRUS GROUP, INC.

By:	/s/ Vijay Suri
Name: Vijay Suri
Title: President and CEO

IRUS ACQUISITION CORP.

By:	/s/ B.K. Gogia
Name: B.K. Gogia
Title: President and CEO

[Signature Page to Agreement and Plan of Reorganization]